Exhibit 10.1

ASSIGNMENT AND ASSUMPTION OF LEASE

THIS ASSIGNMENT AND ASSUMPTION OF LEASE (this “Assignment”) is dated as of March 7, 2025 (the “Effective Date”) by and between SCORPIUS HOLDINGS, INC., a Delaware corporation (the “Assignor”), and REVVITY, INC., a Massachusetts corporation (the “Assignee”), and, DURHAM KEYSTONE TECH 7, LLC, a Delaware limited liability company (the “Landlord”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Lease (as defined below).

BACKGROUND

WHEREAS, Assignor (formerly known as Heat Biologics, Inc.) and Landlord are parties to that certain Keystone Technology Park Lease, dated June 21, 2021, as amended by that certain Side Letter between Assignor and Landlord dated February 1, 2022, and a memorandum of which was executed on July 2, 2021 (the “Memorandum”) (collectively, the “Lease”), a copy of which is attached hereto as Exhibit A, concerning the lease by the Assignor from Landlord of certain premises, commonly known as Suite 300 and consisting of approximately 15,996 rentable square feet of space located on the first (1st) floor of the building located at Keystone Tech 7, 627 Davis Drive, Morrisville, NC 27560 (as more particularly described therein, the “Leased Premises”);

WHEREAS, the Assignor agreed to assign to the Assignee, and the Assignee agreed to acquire and assume from Assignor, the Assignor’s rights and obligations under and pursuant to the Lease;

NOW THEREFORE, for good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, and in consideration of and pursuant to the terms and conditions set forth herein, the parties hereto, intending to be legally bound hereby, hereby agree as follows:

1.    Assignment. Effective as of the Effective Date, the Assignor hereby grants, conveys, transfers and assigns unto the Assignee, together with its successors and assigns, all of the Assignor’s estate and right, title and interest in, to and under the Lease, to have and to hold unto the Assignee, together with its successors and assigns, said leasehold estate and all of the aforesaid right, title and interest of the Assignor, for and during the Lease Term from and after the Effective Date. The current term of the Lease is scheduled to expire on November 30, 2030. Notwithstanding anything to the contrary in the Lease, Landlord acknowledges and agrees that Assignee shall have the right to extend the Lease Term beyond November 30, 2030 for the Option Term pursuant to Section 2.2 of the Lease, and effective as of the Effective Date, all references to the “Original Tenant” in such Section 2.2 shall be deemed to mean and refer to Assignee. Assignee acknowledges that Assignor is not assigning to Assignee any right, title and interest in and to any and all security deposits paid by the Assignor to Landlord under the Lease (the “Assignor’s Security Deposit”). Notwithstanding anything to the contrary in the Lease, effective as of the Effective Date, the amount of the Security Deposit required under the Lease shall be amended to Ninety-Two Thousand Six Hundred Seventeen and No/100 Dollars ($92,617.00) (the “Assignee’s Security Deposit”), which shall not be subject to any reduction. Accordingly, Assignee shall be responsible for delivering the Assignee’s Security Deposit, in cash, in connection with its execution of this Assignment. The Assignee’s Security Deposit shall be held by Landlord as the Security Deposit under the Lease from and after the Effective Date, subject to the same terms and provisions applicable thereto under the Lease, except that the Assignee’s Security Deposit shall not be subject to any reduction rights. Receipt of the Assignee’s Security Deposit by Landlord is a condition to Landlord’s consent to the assignment of the Lease to Assignee. Additionally, Assignor shall be responsible for payment of all Rent due under the Lease and performance of all other obligations of Assignor under the Lease accruing up to the Effective Date, and shall also pay to Landlord the sum of $55,720.17 as payment for the monthly Rent due under the Lease for the month of March 2025 (the “FF&E Purchase Price Rent Credit”), which amount Landlord shall apply against such Assignee’s Rent obligations under the Lease as if Assignee paid the FF&E Purchase Price Rent Credit to Landlord. Assignor acknowledges that Landlord may utilize any Assignor’s Security Deposit to fulfill Assignor’s obligations under the Lease as noted above and any remaining amounts of the Assignor’s Security Deposit shall be refunded to Assignor in accordance with the Lease.

2.    Assumption. Assignee hereby expressly and unconditionally assumes and agrees to perform and observe all the undertakings, obligations and covenants to be performed or observed by the Assignor under the Lease accruing from and after the Effective Date subject to the terms of this Assignment. Landlord represents and warrants to Assignee that as of the Effective Date, upon receipt of the FF&E Purchase Price Rent Credit, all Rent and other payment obligations under the Lease are paid through March 31, 2025, and that Assignee’s obligation to pay monthly Rent under the Lease shall commence on April 1, 2025.

3.    Estoppel; Consent of Landlord. Landlord is the fee simple owner of the Leased Premises. Landlord and Assignor represent and warrant that as of the Effective Date (i) the Lease attached hereto as Exhibit A is a true, correct and complete copy of the Lease and constitutes the entire agreement between the Assignor and Landlord with respect to the subject matter described in the Lease and the Lease is in full force and effect, has not been modified, supplemented or amended in any way, and constitutes a valid and binding obligation of the Assignor and Landlord, (ii) there are no existing defaults under the Lease on the part of the Assignor or Landlord, (iii) the assignment of the Lease contemplated by this Assignment does not (a) constitute a breach of, or default under the Lease, or (b) modify the terms of the Lease except as expressly stated herein. Landlord hereby consents to the assignment of the Lease to Assignee pursuant to this Assignment and agrees that notwithstanding anything to the contrary in the Lease, as of the Effective Date so long as Assignor complies with the terms of this Assignment, Assignor is hereby released from all claims, demands, debts and causes of action of whatever kind and nature, known or unknown, that in any way relate to, the Lease or the Leased Premises; provided, however, notwithstanding anything to the contrary, the parties agree that the foregoing release shall not apply to or have any effect on the following obligations, which the parties acknowledge and agree shall survive the assignment of the Lease to Assignee and continue in full force and effect: (a) obligations of Tenant to pay to Landlord any Direct Expenses to the extent due under the Lease for the period up to the Effective Date; (b) obligations of Assignor to indemnify Landlord as required under the Lease for matters, conditions or occurrences during term of the Lease up to the Effective Date; and (c) Assignor’s obligations under the Lease with regard to any Hazardous Materials introduced to the Premises by Assignor. Assignor hereby agrees that notwithstanding anything to the contrary in the Lease, as of the Effective Date, so long as Landlord complies with the terms of this Assignment, as to Assignor only, Assignor hereby releases Landlord from all claims, demands, debts and causes of action of whatever kind and nature, known or unknown, that in any way relate to, the Lease or the Leased Premises; notwithstanding anything to the contrary, Landlord and Assignor agree that the foregoing release shall not apply to or have any effect on Landlord’s obligations to make any payments or any obligations which survive termination or expiration of the Lease pursuant to the express provisions of the Lease. Landlord represents to Assignee that to Landlord’s actual knowledge Landlord has obtained all third party consents (if any) as necessary for this Assignment.

4.    Indemnification. Assignee hereby agrees to save, defend, indemnify and hold harmless Assignor, from and against any and all claims, losses, liabilities and expenses, including reasonable attorneys’ fees, suffered or incurred by Assignor by reason of any breach by Assignee of any of Assignee’s obligations as Tenant under the Lease first arising on or after the Effective Date. Assignor hereby agrees to save, defend, indemnify and hold harmless Assignee, from and against any and all claims, losses, liabilities and expenses, including reasonable attorneys’ fees, suffered or incurred by Assignee by reason of any breach by Assignor of any of Assignor’s obligations as Tenant under the Lease first arising prior to the Effective Date.

5.    Premises. Assignor shall transfer the Leased Premises to Assignee and Assignee shall accept the Leased Premises, broom clean, and otherwise in its “as is” condition, with all Assignor’s personal property removed, except for the furniture, fixtures and equipment simultaneously being conveyed by Assignor to Assignee (the “FF&E”) by separate agreement (the “Bill of Sale”) in the form attached hereto as Exhibit B. Assignor acknowledges and agrees that the Generator constitutes the property of Landlord and shall remain at the Building. Landlord hereby consents to Assignee’s use of the Generator from and after the Effective Date.

6.    FF&E. Concurrently with the execution and delivery of this Assignment, Assignee shall pay to Assignor, in immediately available federal funds, the sum of $55,720.17 (the “FF&E Purchase Price”) as consideration for the purchase of the FF&E, which Assignor will convey to Assignee pursuant to the Bill of Sale. Concurrently with the execution and delivery of this Assignment, Assignor shall execute and deliver the Bill of Sale to Assignee, together with (i) a consent to sale of assets and release of lien rights executed by Assignor’s lender, releasing all lien rights granted by Assignor with respect to the FF&E (including a release of, and UCC amendment for, the lien on the FF&E held by 3I, LP, as evidenced by UCC 20248660233), and (ii) all relevant documentation for the FF&E in Assignor’s possession, including any maintenance records for the lab equipment.

7.    Assignor Representations. Assignor represents and warrants to Assignee that, as of the Effective Date: (i) Assignor has not assigned or transferred its interest as tenant under the Lease or any interest therein to any third party or subleased to any third party all or any portion of the Leased Premises, and (ii) Assignor owns the FF&E, free and clear of any liens or encumbrances made by or through Assignor.

8.    Amendment. This Assignment may not be amended or terminated except by a written instrument duly signed by each of the parties hereto and shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns. Nothing contained in this Assignment shall be deemed to confer any rights or benefits upon any person not a party to this Assignment.

9.    Governing Law. This Assignment shall be governed by, and construed and enforced in accordance with, the State of North Carolina, without regard to its choice-of-law principles.

10.    Integration. This Assignment shall be deemed part of the Lease for any and all purposes as of the Effective Date. The Lease is in all respects ratified and confirmed and shall be and remain in full force and effect without change.

11.    Execution; Counterparts. This Assignment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Assignment by facsimile, email .pdf or other electronic transmission will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

Each of Assignor, Assignee and Landlord represents and warrants to each other that the individual(s) executing this Assignment on its behalf is duly authorized to execute and deliver this Assignment on its behalf in accordance with the governing documents of such party, and that this Assignment is binding upon such party in accordance with its terms.

12.    Notices. All notices and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given upon receipt or refusal of delivery when sent by (a) nationally recognized overnight courier service or (b) registered or certified mail, return receipt requested, postage prepaid, in each case to the appropriate party at the address or facsimile number specified below:

If to Assignor:	Scorpius Holdings, Inc. 627 Davis Drive, Suite 300 Morrisville, NC 27560 Attention: William Ostrander

With a copy to:	Blank Rome LLP 1271 Avenue of the Americas New York, NY 10020 Attention: Leslie Marlow, Esq.

If to Assignee:	Revvity, Inc. 77 4th Avenue Waltham, MA 02451 Attention: General Counsel

With a copy to:	Nutter, McClennen & Fish, LLP 155 Seaport Boulevard Boston, MA 02210 Attention: Timothy M. Smith, Esq.

If to Landlord:	DURHAM KEYSTONE TECH 7, LLC c/o Longfellow Real Estate Partners 60 State Street Floor 35 Boston, MA 02109 Attention: Asset Management

Any party may change their notice address by notice to the other parties in accordance with the terms of this Section 12.

13.    Brokerage. Landlord, Assignor and Assignee each hereby represents and warrants to each other that, other than Lee & Associates and JLL (collectively, the “Brokers”), it has not dealt with any real estate broker or agent in connection with the procurement of this Assignment and the transactions contemplated hereunder. Each party hereby agrees to indemnify and hold harmless each other party from any costs, expense or liability (including costs of suit and reasonable attorneys’ fees) for any breach of the foregoing representation and warranty. Assignor shall be solely responsible for the payment of any brokerage commissions payable to the Brokers in connection with this Assignment and the transactions contemplated hereunder.

14.    Confidentiality. The terms of this Assignment (collectively, the “Confidential Information”) shall be maintained in strict confidence by Assignor, Assignee and Landlord (collectively, the “Parties”). Confidential Information may only be disclosed by the Parties: (i) as required by law or order of the court or as necessary to enforce this Agreement; (ii) as reasonably necessary to be disclosed to the Parties’ accountants, tax advisors, affiliates, attorneys, lenders, potential lenders, investors, potential investors, purchasers, potential purchasers, brokers, consultants and others who reasonably need access (provided such individuals are notified of the confidential nature of such Confidential Information and are advised to keep such information confidential), or (iii) as required by public company disclosure obligations.

15.    Memorandum of Lease. Upon Assignee’s request, Landlord and Assignee agree to execute and deliver an amendment to the Memorandum, in recordable form reasonably acceptable to each party, in order to reflect this Assignment. Assignee shall be entitled to record the amendment to the Memorandum at Assignee’s expense, and Landlord agrees to cooperate with Assignee as necessary.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Assumption of Lease and have intended the same to be effective as of the day and year first above written.

ASSIGNOR:

SCORPIUS HOLDINGS, INC.

By: /s/ William Ostrander

Name: William Ostrander

Title: Chief Financial Officer

ASSIGNEE:

REVVITY, INC.

By: Tyler Owens

Name: Tyler Owens

Title: Director, Global Real Estate

LANDLORD:

DURHAM KEYSTONE TECH 7, LLC

By: Jessica Brock

Name: Jessica Brock

Title: Authorized Signatory

Signature Page to Assignment and Assumption of Lease